Exhibit (a)(12)

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Successfully Completes Tender Offer for New River Shares

BASINGSTOKE, England and PHILADELPHIA, Pennsylvania, April 18, 2007 – Shire plc (LSE: SHP.L; NASDAQ: SHPGY; TSX: SHQ) (“Shire” or the “Company”) announced today that its wholly owned subsidiary, Shuttle Corporation (“Shuttle”), successfully completed its tender offer for the outstanding shares of common stock of New River Pharmaceuticals Inc. (NASDAQ: NRPH) (“New River”). The offer expired, as scheduled, at 12:00 Midnight, New York City time, on Tuesday, April 17, 2007. As of the expiration of the offer, a total of approximately 35,717,806 shares of New River common stock were validly tendered and not withdrawn (not including shares delivered through notices of guaranteed delivery), representing approximately 96.4% of the outstanding shares of New River common stock. Shuttle has accepted for purchase all shares that were validly tendered during the offer.

Shire intends to complete the acquisition of New River through a short-form merger without a vote or meeting of New River’s shareholders, after which New River will immediately become an indirect wholly owned subsidiary of Shire. In the merger, each of the remaining shares of New River common stock (other than shares as to which appraisal rights are properly demanded under Virginia law, if any) will be converted into the right to receive the same $64.00 in cash per share, without interest, that was paid in the tender offer. The merger is expected to occur within the next several days and a subsequent press release will be issued at that time. Following the merger, New River’s common stock will cease to be traded on The NASDAQ Global Market.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matt Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire

Registered in England 5492592 Registered Office as above

believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.